Exhibit 99.1

Allied Nevada Achieves Net Income of $12.1 Million or $0.13 Per Share in Q1 2012

Solid Operating Performance in Q1 2012; Production and Adjusted Cash Costs In Line with Expectations

May 7, 2012 | Reno, Nevada - Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (TSX: ANV; NYSE-Amex: ANV) is pleased to provide financial and operating results for the quarter ended March 31, 2012. The results presented in this press release should be read in conjunction with the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 filed on SEDAR and EDGAR and posted on Allied Nevada’s website at www.alliednevada.com. The financial results are based on United States GAAP (with the exception of the non-GAAP measure - adjusted cash cost) and are expressed in U.S. dollars.

Q1 2012 Highlights:

•

Hycroft continues its outstanding health, safety and environmental record with no lost time accidents or significant environmental incidents in the first quarter. The mine has now surpassed two years and more than one million hours worked without a lost time accident.

•

Production from the Hycroft mine in the first quarter of 2012 met expectations with 32,473 ounces of gold and 166,156 ounces of silver produced. Production is expected to ramp up through the remainder of 2012, and is on track to meet previously stated guidance of between 180,000 and 200,000 ounces of gold.

•

Revenue from sales of 20,347 gold ounces and 128,306 silver ounces in the first quarter of 2012 was $39.2 million, an increase of $7.3 million compared with 21,341 ounces of gold and 59,566 ounces of silver sold for revenue of $31.9 million in the first quarter of 2011. Revenue increased primarily due to a higher average realized gold price of $1,715 per ounce in the first quarter of 2012 compared with $1,401 per ounce in the same period in 2011. As previously announced, the Company received notification in the fourth quarter of 2011 that the company that processes the gold and silver laden carbon would no longer accept additional shipments for processing. Allied Nevada is in discussions with an off-site processor of carbon while concurrently permitting for an on-site carbon stripping plant, which is expected to be at a minimal capital cost.

•

Allied Nevada achieved net income of $12.1 million or $0.13 per share in the first quarter of 2012, compared with $0.2 million or $0.00 per share in the first quarter of 2011. In 2012, the Company recorded an income tax expense of $4.0 million compared with $0.1 million in the same period in 2011. Net income in the first quarter of 2012 as compared to the same period in 2011 benefited from $8.1 million lower exploration, development and land holding costs and $2.6 million lower corporate general and administrative costs, partially offset by a $3.9 million higher income tax expense.

•

Adjusted cash costs[1] of $531 per ounce in the first quarter of 2012 were as expected. Hycroft is completing a larger than average stripping campaign for which costs are expensed and expects adjusted cash cost[1] per ounce to be higher in the second quarter and then to decline in the second half of the year. It is anticipated that the adjusted cash cost[1] for 2012 will be within previously stated guidance range of $475-$495 per ounce.

[1]

Allied Nevada uses the non-GAAP financial measures “adjusted cash cost” in this document. Please see the section at the end of this press release and in the 2012 first quarter Form 10-Q titled “Non-GAAP Measures” for further information regarding these measures.

•	Cash provided by operating activities was $2.4 million in the first quarter of 2012, compared with $0.4 million in the first quarter of 2011.

•

Cash used in investing activities was $34.6 million in the first quarter of 2012 compared with $16.6 million in the same period in 2011. Included in investing activities in the first quarter of 2012 were down payments for mobile mining equipment of $14.3 million and capital expenditures of $17.2 million, primarily for expansion equipment, infrastructure upgrades and leach pad expansions. Mine development costs were $8.9 million primarily for permitting activities and drilling associated with expansion engineering, condemnation drilling and reserve verification.

•

Cash used in financing activities was $2.7 million in the first quarter of 2012 compared with $0.6 million for the same period in 2011. Cash used in financing activities in the first quarter of 2012 was for repayments of principal on capital lease obligations of $2.8 million, partially offset by proceeds from the issuance of common stock on exercise of options of $0.1 million.

•	Cash and cash equivalents at March 31, 2012, were $240.1 million.

•	Early receipt of the construction permit for the crushing plant at Hycroft allowed for earthwork and ground preparation to begin ahead of schedule.

•

The Company provided an updated mineral resource estimate for the Hycroft mine in the first quarter of 2012. Proven and probable mineral reserves increased to 12.7 million ounces of gold and 481.9 million ounces of silver (1.1 billion tons grading 0.011 ounces per ton (opt) gold and 0.42 opt silver)[1].

•

The Company provided an updated Hycroft Mill Feasibility Study with improved economics. The revised study indicates a 19-year mine life with the initial ten-year (2015-2024) average annual production of 582,260 ounces of gold and 29.1 million ounces of silver at an average annual adjusted cash cost of $166 per ounce. There has been no change to the initial capital cost estimate of $1.2 billion. The updated study estimates a net present value of $1.6 billion (6% discount) and an internal rate of return of 37% at conservative metals prices ($1,000 per ounce gold price and $18 per ounce silver price)[1].

Hycroft Operations Update

Hycroft mined 11.5 million tons of material including 4.0 million tons of ore grading 0.016 opt gold and 0.524 opt silver. Gold and silver grades exceeded expectation for the quarter by 11% and 74%, respectively. Better than planned grades offset lower than expected tons placed on the leach pad, resulting in production of 32,473 ounces of gold and 166,156 ounces of silver. This production was consistent with expectations for the first quarter of 2012. The variance of gold and silver produced compared with sales is due to the timing difference in ounces in process, on carbon and in solution, and sales of that inventory.

As previously announced, the Company received notification in the fourth quarter of 2011 that the company that processes the gold and silver laden carbon would no longer accept additional shipments for processing. Allied Nevada is working to develop a strategy to process the gold in carbon in order to improve the timing of sales for those ounces in carbon including entering into an agreement with off-site processing facilities to process the carbon and permitting an on-site carbon stripping plant. If an agreement cannot be reached with an off-site processing facility, it is expected to take 12 months before an on-site plant can be complete, due to the timing of the necessary permits. The gold on carbon is currently 13,000 ounces and is expected to grow at a rate of 2,000 ounces per month until processing recommences.

[1]

For further information with respect to the Hycroft mineral reserve and resource estimates and the feasibility study, including all assumptions, parameters and risks related thereto, please see the Technical Report entitled “Technical Report, Allied Nevada Gold Corp, Hycroft Mine, Winnemucca, Nevada, USA” effective April 9, 2012, available on www.sedar.com and on the Company’s website.

2012 Q1 Financial & Operating Results | 2

Key operating statistics for the three months ended March 31, 2012, compared with the same period in 2011, are as follows:

	Quarters ended March 31,
	2012	2011
Total tons of material mined (000s)	11,458	7,780

Ore grade – gold (oz/ton)	0.016	0.014
Ore grade – silver (oz/ton)	0.524	0.197

Ounces produced – gold	32,473	20,718
Ounces produced – silver	166,156	61,751

Ounces sold – gold	20,347	21,341
Ounces sold – silver	128,306	59,566

Average realized price – gold ($/oz)	$1,715	$1,401
Average realized price – silver ($/oz)	$34	$34

Average spot price – gold ($/oz)	$1,691	$1,386
Average spot price – silver ($/oz)	$33	$32

Total adjusted cash costs[1] (thousands)	$10,805	$11,118
Total adjusted cash costs[1] per ounce	$531	$521

The majority of construction and development efforts in the first quarter were directed towards completion of the 3.0 million square foot Lewis leach pad expansion. Ore is currently being stacked on the new areas of the leach pad. The Company received the permits to begin construction of the crushing plant ahead of schedule. A contract miner is being utilized to complete excavation and ground work preparation for the crushing plant.

Two of the nine Komatsu 930E haul trucks slated for delivery throughout 2012 arrived on site slightly ahead of schedule.

Exploration

Drilling activities at Hycroft in the first quarter of 2012 totaled 39,628 feet in 46 holes and were for engineering in support of the expansion projects at Hycroft. The drill fleet has been reduced to one core rig and one rotary rig in the second quarter, and drilling activities will be primarily directed towards facility and infrastructure condemnation work and in-pit inferred resource conversion drilling.

2012 Outlook

Hycroft Operations

Production is expected to ramp up through the remainder of 2012, and is on track to meet current guidance of between 180,000 and 200,000 ounces of gold. The success of Hycroft in achieving production and cost guidance for 2012 is highly sensitive to a number of events taking place as scheduled, including delivery of major mining equipment. The Hitachi EX5500 shovel, which was expected to depart Japan in late March, shipped about a month late due to logistical issues at the port stemming from damage created by the March 2011 tsunami. The 2012 mine plan assumed the shovel would be in operation in the beginning of June, 2012. The Company will make every effort to construct and place the shovel into operation upon its arrival at site, but expects that it will be at least a month behind schedule.

Adjusted cash costs1 of $531 per ounce in the first quarter of 2012 were as expected. Hycroft is completing a larger than average stripping campaign for which costs are expensed and expects adjusted cash costs per ounce to be higher in the second quarter and to decline in the second half of the year. For the year the Company continues to believe that the adjusted cash cost per ounce will be within the previously stated guidance of $475-$495.

[1]

Allied Nevada uses the non-GAAP financial measures “adjusted cash cost” in this document. Please see the section at the end of this press release and in the 2012 first quarter Form 10-Q titled “Non-GAAP Measures” for further information regarding these measures.

2012 Q1 Financial & Operating Results | 3

The assumptions used in determining the 2012 production and cost guidance: gold price of $1,400 per ounce, silver price of $25 per ounce, and costs associated with $100 per barrel fuel.

Major Capital Programs

Capital expenditures in 2012 are expected to total approximately $225 million. Significant capital projects include the following: ongoing condemnation and engineering drilling, permitting, progress payments for long-lead fixed and mobile equipment, engineering for the mill and gyratory crushing projects and infrastructure improvements.

The Company is currently expanding Hycroft operations to include increasing the mining rate, improving the metal recovery with crushing and ultimately milling processes and adding the potential to process sulfide material. The expansion project is the combination of three previously related projects announced:

•

The Company began implementing an accelerated heap leach mine plan in mid-2010 with a goal of increasing the mining rate utilizing a larger capacity mining fleet and upgrading existing processing facilities.

•	In 2011, the decision was made to accelerate construction of the large gyratory crushing unit to be utilized in the heap leach operation.

•

In 2011, the Company completed a positive feasibility study on the Hycroft mill expansion option. Under this project, a milling process will supplement the heap leach operations. The mill will process the higher grade fractions of the oxide mineralization and all of the transitional and sulfide mineralization. The Board has approved the capital expenditures to complete detailed engineering to construct the mill and the ordering of long-lead time items critical to the proposed construction timelines.

The current expansion project from this point forward is best described in four related activities:

1.	Mine Expansion. The current expansion project requires the Company to increase its mining rate from the 34 million tons of material mined in 2011 to 80 million tons of material by the end of 2014. This stage involves implementing larger capacity haul trucks, shovels and production drills along with ancillary mining equipment. By the end of 2011, a significant portion of the larger mobile mining fleet was in operation including two smaller and two larger capacity hydraulic shovels, seven 320-ton haul trucks and additional support equipment.

2.	Leach Pad Expansion. Until a mill is constructed, the increased oxide mineralization mined will be processed on leach pads. To accommodate the oxide ore, the existing leach pad system needs to be expanded. The addition of the gyratory crusher will benefit the ultimate recovery of gold from the leach pads. In 2011, the Merrill Crowe plant was expanded to increase the solution processing capacity from 3,500 gallons per minute to 5,000 gallons per minute. The Brimstone leach pad expansion was completed increasing the pad size to 9.1 million square feet. In addition, preparation of the Lewis leach pad, located directly adjacent to the Brimstone pad, began and is expected to add 3.0 million square feet of leach pad space in the second quarter of 2012. To date, the primary, secondary and tertiary units have been ordered including a gyratory crusher, cone crushers and screens. It is anticipated that the gyratory crushing plant will become operational mid-2013. The effect of this phase of implementation is to increase annual gold production to approximately 300,000 ounces by the end of 2013.

3.	Mill Construction. Based on the completed feasibility study, the economics of the project could be increased by constructing a mill to process the higher grade oxide mineralization along with the transitional and sulfide mineralization. The Company is currently completing the detailed engineering and has begun ordering long-lead time items critical to the construction schedule.

2012 Q1 Financial & Operating Results | 4

4.	Infrastructure. The future expansion plans require the company to upgrade the infrastructure at the Hycroft Mine. Major infrastructure items include the upgrade of the power transmission and distribution system to handle the milling demands and the construction of a rail siding.

The initial capital cost estimate for the expansion project is expected to be $1.2 billion. As of March 31, 2012, Allied Nevada had spent or committed $398.8 million, which is in line with the feasibility estimate for this equipment and represents approximately 32% of the total capital estimate. All equipment pricing is firm and includes freight and taxes. In the case of the mining equipment, the pricing also includes on-site assembly and commissioning. The Company anticipates that additional financing, in addition to future operating cash flows, existing cash and cash equivalents and capital lease commitments, will be required to meet the capital needs of the ongoing Hycroft expansion project.

Conference Call Information

Allied Nevada will host a conference call to discuss these results on Monday, May 7, 2012, at 8:00 am PT (11:00 am ET), which will be followed by a question and answer session.

To access the call, please dial:

Canada & US toll-free – 1-800-814-4860

Outside of Canada & US – 1-416-644-3414

Replay (available until May 21, 2012):

Access code: 4535931#

Canada & US toll-free – 1-877-289-8525

Outside of Canada & US – 1-416-640-1917

An audio recording of the call will be archived on our website at www.alliednevada.com.

For further information on Allied Nevada, please contact:

Scott Caldwell	Tracey Thom
President & CEO	Vice President, Investor Relations
(775) 358-4455	(775) 789-0119

or visit the Allied Nevada website at www.alliednevada.com.

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933, the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws) and the Private Securities Litigation Reform Act, that are intended to be covered by the safe harbor created by such sections. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “will,” “would,” “could,” “should,” “seeks,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. Such forward-looking statements include, without limitation, statements regarding the results and indications of exploration drilling currently underway at Hycroft; the potential for confirming, upgrading and expanding gold and silver mineralized material at Hycroft; resource estimates and the timing of the release of updated estimates; estimates of gold and silver grades; anticipated costs, project economics, the realization of expansion and construction cactivities and the timing thereof and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results

2012 Q1 Financial & Operating Results | 5

to differ materially from those in the forward-looking statements include, among others, risks that Allied Nevada’s exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and availability and timing of capital for financing the Company’s exploration and development activities, including the uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q (which may be secured from us, either directly or from our website at www.alliednevada.com or at the SEC website www.sec.gov). The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

The technical contents of this news release have been prepared under the supervision of David C. Flint, a Certified Professional Geologist with American Institute of Professional Geologists (A.I.P.G.), #10360, who is Vice President, Exploration for Allied Nevada Gold Corp. and is a Qualified Person as defined by National Instrument 43-101. For further information regarding technical information in relation to the Hycroft property, please see the Technical Report titled “Technical Report, Allied Nevada Gold Corp. Hycroft Mine, Winnemucca, Nevada, USA” dated April 9, 2012, available on www.sedar.com or on the Company’s website.

Non-GAAP Measures

Adjusted cash costs is a non-GAAP measure, calculated on a per ounce of gold sold basis, and includes all direct and indirect operating cash costs related to the physical activities of producing gold, including mining, processing, third party refining expenses, on-site administrative and support costs, royalties, and mining production taxes, net of by-product revenue earned from silver sales. Adjusted cash costs provides management and investors with a further measure, in addition to conventional measures prepared in accordance with GAAP, to assess the Company’s performance of the mining operations and ability to generate cash flows over multiple periods. Non-GAAP measures do not have any standardized meaning prescribed by GAAP and, therefore, may not be comparable to similar measures presented by other companies. Accordingly, the above measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

The table below presents a reconciliation between non-GAAP adjusted cash costs to cost of sales (GAAP) for the three months ended March 31, 2012 and 2011 (in thousands, except ounces sold):

	Three months ended March 31,
	2012	2011
Total cost of sales (000s)	$17,139	$14,695
Less:
Depreciation and amortization (000s)	(2,000)	(1,558)
Silver revenues (000s)	(4,334)	(2,019)

Total adjusted cash costs (000s)	$10,805	$11,118
Gold ounces sold	20,347	21,341
Adjusted cash cost per ounce	$531	$521

2012 Q1 Financial & Operating Results | 6

ALLIED NEVADA GOLD CORP.

CONSOLIDATED BALANCE SHEETS

(US dollars in thousands, except shares

	(Unaudited)
	March 31, 2012	December 31, 2011
Assets:
Cash and cash equivalents	$240,123	$275,002
Inventories	42,047	28,305
Ore on leach pads, current	72,976	64,230
Prepaids and other	4,432	6,687
Deferred tax asset, current	1,511	1,795

Current assets	361,089	376,019
Restricted cash	21,896	18,798
Ore on leach pads, non-current	12,878	11,320
Plant and equipment, net	139,392	135,244
Mine development	62,709	55,450
Other assets, non-current	17,128	2,196
Mineral properties	44,614	44,706
Deferred tax asset, non-current	11,343	13,473

Total assets	$671,049	$657,206

Liabilities:
Accounts payable	$18,134	$26,283
Amounts due to related parties	23	31
Other liabilities, current	3,236	3,166
Capital lease obligations, current	12,274	10,306
Asset retirement obligation, current	339	339

Current liabilities	34,006	40,125
Capital lease obligations, non-current	39,535	34,245
Asset retirement obligation, non-current	8,387	8,387
Other liabilities, non-current	10,212	9,327

Total liabilities	92,140	92,084

Commitments and Contingencies
Shareholders’ Equity:
Common stock, $0.001 par value 200,000,000 shares authorized, shares issued and outstanding: 89,399,055 at March 31, 2012 and 89,646,988 at December 31, 2011	89	90
Additional paid-in-capital	590,732	589,012
Accumulated deficit	(11,912)	(23,980)

Total shareholders’ equity	578,909	565,122

Total liabilities and shareholders’ equity	$671,049	$657,206

2012 Q1 Financial & Operating Results | 7

ALLIED NEVADA GOLD CORP.

CONSOLIDATED STATEMENTS OF INCOME

(US dollars in thousands, except per share amounts)

	Three months ended March 31,
	2012	2011

Revenue	$39,225	$31,926

Operating expenses:
Production costs	15,139	13,137
Depreciation and amortization	2,000	1,558

Total cost of sales	17,139	14,695

Exploration, development, and land holding costs	1,018	9,164
Accretion	144	112
Corporate general and administrative	5,017	7,597

Income from operations	15,907	358

Interest income	126	15
Interest expense	(605)	(156)
Other income	663	40

Income before income taxes	16,091	257
Income tax expense	(4,023)	(76)

Net income	$12,068	$181

Earnings per share:
Basic	$0.13	$—
Diluted	$0.13	$—

2012 Q1 Financial & Operating Results | 8

ALLIED NEVADA GOLD CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(US dollars in thousands)

	Three months ended March 31,
	2012	2011
Cash flows from operating activities:
Net income	$12,068	$181
Adjustments to reconcile net income for the period to net cash provided by operating activities:
Depreciation and amortization	2,000	1,558
Accretion	144	112
Stock-based compensation	2,472	4,084
Deferred taxes	2,414	46
Other non-cash items	(655)	(6)
Change in operating assets and liabilities:
Inventories	(12,083)	(849)
Ore on leach pads	(8,060)	(4,739)
Prepaids and other	2,255	(759)
Accounts payable	1,898	194
Asset retirement obligation	(144)	(160)
Other liabilities	60	784

Net cash provided by operating activities	2,369	446

Cash flows from investing activities:
Additions to plant and equipment	(8,346)	(5,487)
Additions to mine development	(8,865)	(7,196)
Deposits for plant and mobile equipment	(14,317)	—
Increase in restricted cash	(3,098)	(3,914)
Proceeds from other investing activities	38	40

Net cash used in investing activities	(34,588)	(16,557)

Cash flows from financing activities:
Proceeds on issuance of common stock	129	272
Repayments of principal on capital lease agreements	(2,789)	(910)

Net cash used in financing activities	(2,660)	(638)

Net decrease in cash and cash equivalents	(34,879)	(16,749)

Cash and cash equivalents, beginning of period	275,002	337,829

Cash and cash equivalents, end of period	$240,123	$321,080

Supplemental cash flow disclosures:
Cash paid for interest	$777	$244
Cash paid for taxes	800	—
Non-cash financing and investing activities:
Mining equipment acquired by capital lease	—	11,267
Accounts payable reduction through capital lease	$10,047	$—

2012 Q1 Financial & Operating Results | 9